Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Inducement Stock Option Awards (August 2019 – July 2020) of Karyopharm Therapeutics Inc. of our reports dated February 26, 2020, with respect to the consolidated financial statements of Karyopharm Therapeutics Inc., and the effectiveness of internal control over financial reporting of Karyopharm Therapeutics Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 4, 2020